UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

 WASHINGTON, D.C. 20549

FORM 8-K

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES

EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 7, 2012

INGEN TECHNOLOGIES, INC.

 (Exact name of registrant as specified in its charter)

Georgia	000-28704	88-0429044
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification Number)

3410 La Sierra Ave., Suite F 507 Riverside, CA	92503
(Address of principal executive offices)	(Zip Code)

(800) 259-9622

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

In connection with the Special Meeting with the Board of Directors of Ingen Technologies, Inc., a Georgia corporation, held on September 7, 2012, the existing majority of the Board of Directors appointed Richard G. Campbell, David Holland and Michael Cooper to serve as Directors. The Directors will serve until the next shareholders meeting.

As the owner of his own company in 1985 to the present, Richard Campbell has been successfully involved with product development, engineering and manufacturing for the past 48 years. As the President of Campbell Plastics Engineering & Manufacturing from 1985 – 2003, Richard had 100 employees and manufactured M-45 Gas Masks under a $20 Million Military Government Contract. In 2003 he became President of RC Product Development & Engineering where he specialized in designing new products for a variety of companies. Prior to operating his own businesses, Mr. Campbell worked his way up to Plant Manager of 900 employees in the Gauze-Fibre Mill of Johnson & Johnson where he was employed from 1972 through 1980. Following his success at Johnson & Johnson, Richard accepted the position of Director of Device Manufacturing for the Hospital Products Division of Abbott Laboratories where he worked until 1985. Mr. Campbell began his career with Falcon Plastics, Division of B-D in 1964 as the Engineering Manager, and worked his way up the ladder first to Chief Engineer and on to Plant Manager of 950 Employees where he gained a working knowledge of special equipment design, tooling and automation. A charitable individual, Richard Campbell has served in organizational and advisory capacities, as well as serving on the Board of Care Connexxus and IQ Management. He has achieved the issuance of several patents, including devices for Abbot Labs, the M-45 Gas Mask and the Oxyview product for Ingen Technologies. Richard Campbell graduated from the University of Chicago with his EMBA. He later attended West Coast University where he graduated with his MMS, and further attended the University of California at Los Angeles (UCLA) where he graduated with his BSME. He has been married for the past 51 years and raised three children, and now has six grandchildren.

David Holland is the Chief Executive Officer for SomaLife Consulting, LLC, and he brings an impressive background of direct sales knowledge to Ingen, having joined the SomaLife as Vice President of Sales and Marketing in early 2004. With over fifteen years of experience at the Executive level, and his consistent performance since joining the company, SomaLife was pleased to promote David to the position of Chief Executive Officer in March 2006. In this role, David has been involved in all aspects of corporate strategy and the day-to-day operations of the company, and has been the driving force behind many innovative ideas, their further implementation, and eventual success. Before his direct sales career, David spent twenty years in the automotive industry highlighted by owning the largest Jaguar repair dealership on the U.S. west coast. Since then, David has served at every level of Executive management, and has also served as a consultant specializing in business start-ups.

Michael Cooper is the Executive Vice President of SomaLife Consulting, LLC with 20 years of experience in sales and business development. With several successes, Michael implemented one of the first sports career job boards, as well as invented and patented a golf training product. Michael was born and raised in Australia, and in 1982 came to the United States on a tennis scholarship to become the number one ranked N.J.C.A.A. tennis player in the country. Michael holds a B.A. from the University of Florida and an M.B.A. from Florida International University. Michael has been with SomaLife since 2006, and was promoted to Executive Vice President in 2009. His talents include public speaking, golfer and played ‘Australian Rules’ football and was once invited to represent the U.S. in an international cricket match.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATED: September 11, 2012	INGEN TECHNOLOGIES, INC.

By: /s/ Gary B. Tilden
Gary B. Tilden,
Chairman of the Board Chief Operations Officer

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